                                                                   EXHIBIT 23.2


                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

This Form 10-K is incorporated by reference into BMC Software, Inc.'s filings on Form S-8 Nos. 33-33281, 33-40564, 33-40563, 33-63411, 333-05869, 333-48683,
333-67269, 333-75547, 33-64123, 333-36476, 333-44546, 333-54022, 333-73388,
333-100858 and 333-100860 and on Form S-3 Nos. 33-42272, 33-63409, 333-47301,
333-36474 and 33-64213 (collectively, the "Registration Statements") and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

On March 19, 2002, BMC Software, Inc. dismissed Arthur Andersen LLP as its independent auditor and appointed Ernst & Young LLP to replace Arthur Andersen LLP. BMC Software, Inc's understanding is that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen if the engagement partner and the manager for the BMC Software, Inc. audit are no longer with Arthur Andersen LLP. Both the engagement partner and the manager for the BMC Software, Inc. audit are no longer with Arthur Andersen LLP. As a result, BMC Software, Inc. has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference into the Registration Statements of its audit report with respect to BMC Software, Inc.'s financial statements for the year ended March 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits BMC Software, Inc. to file this Form 10-K without a written consent from Arthur Andersen LLP. As a result, however, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Form 10-K. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including BMC Software, Inc.'s officers and directors, may still rely on Arthur Andersen LLP's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.